Exhibit 99.1

FOR IMMEDIATE RELEASE

PENDRELL ANNOUNCES LEADERSHIP CHANGES

Craig McCaw Becomes Executive Chairman

Kirkland, WA. (BusinessWire) November 19, 2014 – Pendrell Corporation (NASDAQ: PCO) (“Pendrell” or “the Company”) announced today that company chairman Craig McCaw has taken on the role of executive chairman, and current board member Lee E. Mikles will become interim chief executive officer, effective immediately.

Mr. McCaw, a visionary technology entrepreneur who has been the founder and driving force behind several successful ventures including McCaw Cellular, Nextel, XO Communications and Clearwire, has been the lead investor and a director of the Company since 2000. With interim support from Mr. Mikles, Mr. McCaw will have a more hands-on role in leading the business. In conjunction with this change, Benjamin Wolff, president and chief executive officer, has resigned to pursue new challenges.

Mr. Mikles joined the Company’s board of directors in 2014 and serves as chair of the Company’s audit committee. He is co-founder, president and a director of FutureFuel Corporation, where he served as chief executive officer from 2005 to 2013.

Earlier this year, the Company’s ContentGuard subsidiary prevailed in a challenge to several of its patents in Inter Partes Review proceedings at the U.S. Patent and Trademark Office, and the Company launched Yovo, a breakthrough social media technology.

“Under Ben’s leadership, the Company has been successfully transformed over the past five years and is well positioned for future growth,” commented Mr. McCaw. “We are focusing on bringing our ContentGuard litigation to a favorable resolution, licensing our existing technology portfolios and maximizing the market opportunity for our innovative social media technologies. Lee is a proven executive who will lead our team in the continued development of our technology assets and achievement of our performance objectives.”

ABOUT PENDRELL

Pendrell Corporation (NASDAQ: PCO) invests in, acquires and develops businesses with unique technologies that are often protected by IP rights and that present the opportunity to address large, global markets. For more information on ContentGuard’s mobile content protection apps, visit Yovo.me and ContentGuard.com. For information on Pendrell, visit pendrell.com.

Contact:

Christopher Doherty
Pendrell Corporation
202-290-1658
christopher.doherty@pendrell.com

# # #